SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER

This Separation Agreement and General Release and Waiver (this “Agreement”) is made as of October 26, 2006, between KRATON Polymers LLC (the “Company”), and Raymond Guba (the “Employee”).

WHEREAS, the Company engaged the Employee to be its Vice President and Chief Financial Officer;

WHEREAS, the Employee and the Company are parties to an Employment Agreement dated December 15, 2005 (the “Employment Agreement”);

WHEREAS, the parties wish to confirm the resignation of the Employee’s employment with the Company and set forth their agreement as to the manner in which the Employee’s employment with the Company will be closed out;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

1. Termination of Employment.

(a) The parties agree that the Employee’s employment with the Company shall terminate as of October 6, 2006 (the “Date of Termination”). The Employee will resign, effective as of the Date of Termination, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation.

(b) The parties agree that this Agreement shall serve as and fulfill all the requirements of a Notice of Termination for purposes of Section 7(e) of the Employment Agreement.

(c) The Employment Agreement is hereby terminated and, except as set forth herein, no benefits shall be paid thereunder.

2. Accrued Obligations.

(a) No later than October 31, 2006, the Company shall pay the Employee a lump sum payment of $7,294.91, in satisfaction of all of the accrued but unused vacation time to which the Employee is entitled pursuant to company policy. The Employee acknowledges that he is not entitled to any bonus in connection with the 2006 fiscal year.

(b) The Employee has submitted or will submit to the Company any requests for reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Company policy within forty-five days of the Date of Termination. The Company will process these reimbursement requests in a manner consistent with past practices in effect prior to the Date of Termination.

(c) The Employee shall be entitled to any benefit to which the Employee may be entitled under any tax qualified pension plan of the Company or its affiliates and any other benefits required to be provided by law.

(d) These payments and benefits set forth in this Section 2 represent all of the Accrued Obligations (as that term is defined in the Employment Agreement) owed to the Employee and the Employee hereby acknowledges that payments of the amounts and provision of the benefits outlined in this Section 2 satisfy all of the Company’s obligations concerning Accrued Obligations.

3. Payments and Benefits.

(a) In exchange for the Employee’s entering into this Agreement, including the General Release and Waiver contained herein and subject to Sections 10 and 11 herein, the Company shall make the following payments to the Employee and provide the Employee with benefits as set forth below (these payments and benefits collectively the “Termination Payments”):

(i) continuation of Executive’s annual Base Salary of $300,000 for a period of six (6) months following such termination date, (the “Severance Continuation Period”), provided that such Severance Continuation Period will be extended for an additional six (6) months (“Additional Severance Continuation Period”) if Executive has not secured employment within such initial six (6) month Severance Continuation Period;

(ii) any additional benefits, if any, the Employee may be entitled to under the Pension Benefit Restoration Plan;

(iii) medical benefits for the Employee and his eligible dependents comparable to those medical benefits Executive participated in on the Date of Termination during the Severance Continuation Period, provided in any case such medical benefits shall cease if Executive becomes entitled to medical benefits from a new employer;

(iv) a one time payment for reasonable attorneys’ fees incurred in negotiating this Separation Agreement not to exceed $3,000. The Employee will submit to the Company a copy of the paid invoice from the Employee’s attorney and Company will promptly process such reimbursement request;

(v) Company releases Employee from repayment of any sum due under the Kraton Relocation Policy for Employees relocation to Houston; and

(vi) Employee may retain any airline frequent flyer mileage earned during the Employee’s employment with the Company.

(b) All payments and other benefits provided to the Employee, including without limitation the Termination Payment and the Accrued Obligations shall be subject to, and reduced by, all applicable withholding or other taxes. The Termination Payment and Accrued Obligations shall not be taken into account as compensation and no service credit shall be given after the Date of Termination for purposes of determining the benefits payable to the Employee or the Employee’s family under any plan, program, agreement or arrangement of the Company. The Employee acknowledges that, except for the Termination Payment and the Accrued Obligations, he is not entitled to any other payment from the Company, including, without limitation, any payment in the nature of severance, termination, or bonus pay (accrued or otherwise) from the Company.

4. Equity. The Employee hereby acknowledges that he does not own and is not entitled to any equity interests in Kraton Management LLC, TJ Chemical Holdings LLC or any of their respective affiliates and all Company Profits Units (as that term is defined in the Kraton Management LLC Agreement) and all Options (as that term is defined in the TJ Chemical Holdings LLC 2004 Option Plan) shall be forfeited immediately. Additionally, all Notional Units (as defined in the Employment Agreement) will be forfeited immediately.

5. General Release and Waiver.

(a) The Employee, his heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company, its subsidiaries and affiliates, its and their respective officers, directors, partners, shareholders, employees, successors and assigns (collectively, the “Related Persons”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Employee has ever had, now has, or may hereafter claim to have against the Company or any Related Persons by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Employee signs this Agreement. This Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Employee may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Texas Labor Code, including without limitation the Texas Commission on Human Rights Act (V.T.C.A. Section 21.001, et seq.), each as amended, and any other Texas law, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Related Persons and the Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Employee’s relationship, employment, or the termination of the Employee’s employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct. The Employee also hereby waives any Claim for reinstatement, severance pay, attorney’s fees, or costs, except as otherwise expressly set forth in this Agreement. By signing this Agreement, the Employee agrees and represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of any of the matters that are the subject of the Release, including but not limited to claims brought by the Equal Employment Opportunity Commission. This release shall not apply to any obligation of the Company or its affiliates pursuant to this Agreement or any rights in the nature of indemnification, which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with the Company or its affiliates.

(b) The Employee acknowledges the Termination Payments constitute good and valuable consideration to which he is otherwise not entitled for the release contained in this Section 5.

6. Confidentiality of Agreement. The Employee and the Company shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement to any person or entity except to Employees spouse, legal and tax advisors or as may be agreed to in writing by the other party. Notwithstanding the foregoing, either party may disclose the information described herein, to the extent compelled to do so by lawful service of process, subpoena, court order, or as otherwise compelled to do by law, including any disclosure requirement of the U.S. securities laws, including full and complete disclosure in response thereto, in which event such party agrees to provide the other party with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to disclosure of any such information, so that the other party may, upon notice to the first party, take such action as it deems to be necessary or appropriate in relation to such subpoena or request. The obligations under this Section 6 all cease for both parties at such time that this document (once executed by both parties) is filed publicly with the Securities and Exchange Commission.

7. Return of Property and Cessation of Services Provided by the Company.

(a) The Employee shall return all property of the Company in his possession within 30 days of the Date of Termination, including, but not limited to: sporting event or other tickets purchased by the Company; credit cards; security key cards; telephone cards; car service cards; identification cards; records and copies of records; correspondence and copies of correspondence; files, including all computer files; and other books or manuals issued by the Company.

(b) The Employee shall, within 30 days of the Date of Termination, cancel: (i) all club memberships currently sponsored, paid for or maintained by the Company for the Employee’s benefit; (ii) all subscriptions currently sponsored, paid for or maintained by the Company for the Employee’s benefit, including, but not limited to: subscriptions to periodicals; newspapers; seasonal or other tickets to sporting events or other entertainment; and (iii) any other service currently sponsored and or maintained by the Company for the Employee’s benefit.

8. Non-Disparagement. The Employee hereby agrees not to make any statement, written or oral, that materially disparages the business or management of the Company or its affiliates. The Company hereby agrees that it will use its reasonable efforts to ensure that the members of the Board of Directors of the Company and its senior executive officers shall not make any statement, written or oral that materially disparages the Employee’s reputation. The Company is not aware of any claims or causes of action arising on or prior to the date of this Agreement against the Employee arising from the employment relationship of the Employee with the Company.

9. Non-Competition.

(a) The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) From the date hereof until the Date of Termination and, for a period of one year following the Date of Termination (the “Restricted Period”), the Employee will not, whether on the Employee’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization engaged in a Competitive Business (as defined below), directly or indirectly solicit or assist in soliciting on behalf of any entity engaged in a Competitive Business, the business of any client or prospective client:

(A) with whom the Employee had personal contact or dealings on behalf of the Company during the Employee’s employment with the Company;

(B) with whom other employees reporting to the Employee have had personal contact or dealings on behalf of the Company during the Employee’s employment with the Company; or

(C) for whom the Employee had direct or indirect responsibility during his employment with the Company.

(ii) During the Restricted Period, the Employee will not directly or indirectly:

(A) engage in a Competitive Business;

(B) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business; provided that the Employee shall not be prohibited from rendering any services to any company that derives less than 10% of its revenues from a Competitive Business (a “Permitted Company”), if such services or employment relate solely to a business of the Company that is not in competition with a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, a Competitive Business shall not include a Permitted Company, or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of the Employment Agreement) between the Company and customers, clients, suppliers partners, members or investors of the Company of which it is reasonable to expect that the Employee is aware.

(iii) For purposes of this Agreement, “Competitive Business” means the development, manufacture, license, sale or provision of products or services that the Company currently, or at any time during the Employment Term, sells, manufactures, licenses or provides, or has specific plans to do so, including without limitation styrenic block copolymers made by anionic polymerization.

(iv) Notwithstanding anything to the contrary in this Agreement, the Employee may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(v) During the Restricted Period, the Employee will not, whether on the Employee’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, solicit or encourage any employee of the Company to leave the employment of the Company

(vi) For a period of six (6) months from the Date of Termination, the Employee will not on his own behalf or on behalf of or in conjunction with any person, company, business organization or other entity, directly or indirectly, hire any employee who was employed by the Company as of the Date of Termination or who left the employment of the Company coincident with, or within six months prior to the Date of Termination. Notwithstanding the foregoing, following a Change in Control, the Employee will not be restricted from hiring any employee who is terminated without Cause following such Change in Control.

(vii) During the Restricted Period, the Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company any individual consultant then under contract with the Company.

It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality. From the date hereof until the Date of Termination and thereafter, the Employee will not disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, or other confidential information or data of the Company relating to the Company’s customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public. The Employee agrees that he will return to the Company immediately upon the Date of Termination, all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that he may retain personal notes, notebooks and diaries and personally owned books, reference material or information of a similar nature, that do not contain confidential information of the type described in the preceding sentence of this section. The Employee further agrees that he will not retain or use for the Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

11. Certain Forfeitures in Event of Breach. The Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Employee materially breaches any of his obligations under Sections 5, 8 or 9 of this Agreement based upon facts ascertained from a reasonable investigation by the Company, the Employee agrees that he will reimburse the Company for the full amount of the Termination Payments.

12. No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or Company or any of its affiliates.

13. Heirs and Assigns. The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

14. General Provisions.

(a) Integration. This Agreement constitutes the entire understanding of the Company and the Employee with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including without limitation the Employment Agreement. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Texas, without regard to its choice of law provisions.

(c) Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(e) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

KRATON Polymers LLC
C/o Texas Pacific Group
301 Commerce Street, suite 3300
Fort Worth, TX 76102

Attention: Joseph Waiter, Esq.

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Robert J. Raymond, Esq.

If to the Employee, to the address on record with the Company; or, for either party, to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

15. Insurance. For a period of six (6) years following the Employee’s Date of Termination, the Company agrees to purchase and maintain insurance for the Employee’s benefit, covering director, officer and fiduciary liability on the same basis as active directors, officers and/or fiduciaries.

16. Cooperation of Employee. Consistent with the obligations set forth in Section 11(j) of the Employment Agreement (which is incorporated by reference in its entirety herein and which provisions, by its express terms, survives the termination of the Employment Agreement), the Employee shall, at the Company’s expense, provide his reasonable cooperation in connection with any action or proceeding (or any appeal therefrom) that relates to events occurring during the Employee’s employment with the Company. The Company agrees to defend, indemnify and hold Employee harmless in conjunction with any liability that may arise as a result from such cooperation to the same extent as the Company does for its employees and officers.

17. Knowing and Voluntary Waiver. The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

The Employee understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, the Employee may execute this Agreement by October 26, 2006, to acknowledge his understanding of and agreement with the foregoing. The Termination Payment provided for herein will not commence until the Effective Date as that term is defined directly below. The Employee acknowledges that he has consulted with an attorney prior to executing this Agreement.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, the Employee may revoke his agreement to accept the terms hereof by indicating in writing to the Company, in a manner consistent with the Notice provisions provided for in Section 14(e) above, his intention to revoke. If the Employee exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein, other than the Accrued Obligations, and to the extent such payments have already been made (other than the Accrued Obligations), the Employee agrees that he will immediately reimburse the Company for the amounts of such payments.

The Employee acknowledges that, by his free and voluntary act of signing below, he agrees to all of the terms of this Agreement, including the General Release and Waiver contained herein and intends to be legally bound thereby.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representatives and the Employee has signed this Agreement as of the day and year first above written.

KRATON POLYMERS LLC

/s/ Richard A. Ott
Name: Richard A. Ott
Title: VP HR/Communication

/s/ Raymond Guba
Raymond Guba

Acknowledgment

STATE OF Texas

ss:

COUNTY OF Harris

On the 26 day of October, 2006, before me personally came Raymond Guba who, being by me duly sworn, did depose and say that he resides at 22 E. Ambassador Road; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Separation Agreement and General Release and Waiver set forth therein, that he has reviewed all of the terms of the Separation Agreement and General Release and Waiver and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

/s/ Toni A. Montegut

Notary Public

Date: _10-26-2006